Immediate Release
Contact
Ken Lamb
248.754.0884

BORGWARNER DECLARES QUARTERLY DIVIDEND

Auburn Hills, Michigan, November 12, 2014 - The board of directors of BorgWarner Inc. (NYSE: BWA) declared a quarterly cash dividend of $0.13 per share of common stock. The dividend is payable on December 15, 2014 to shareholders of record on December 1, 2014.

BorgWarner Inc. (NYSE: BWA) is a product leader in highly engineered components and systems for powertrains around the world. Operating manufacturing and technical facilities in 60 locations in 19 countries, the company delivers innovative powertrain solutions to improve fuel economy, reduce emissions and enhance performance. For more information, please visit borgwarner.com.

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